Exhibit 10.01

                  MINING LEASE AND OPTION TO PURCHASE AGREEMENT
                              MOUNT JACKSON PROJECT

     This Mining Lease and Option to Purchase Agreement Mount Jackson Project ("Agreement") is made and entered into by and among Pyramid Lake LLC, a Nevada limited liability company, and Anthony A. Longo (collectively "Owner"), and First American Silver Corp., a Nevada corporation ("FAS").

                                    RECITALS

     A. Owner owns the MJR 1 to MJR 32 unpatented mining claims, BLM NMC Nos. 1034281 to 103412, MJR 33 to MJR 103 unpatented mining claims, the SA 1 to SA 21 unpatented mining claims, BLM NMC Nos. 1034260 to 1034280, and the SA 22 to SA 50 unpatented mining claims, in Esmeralda County, Nevada (collectively the "Property").

     B. Owner desires to lease the Property and to grant to FAS the option to purchase the Property on the terms and conditions of this Agreement.

     Now, therefore, in consideration of their mutual promises, the parties agree as follows:

1. DEFINITIONS. The following defined terms, wherever used in this Agreement, shall have the meanings described below:

     1.1 "Area of Interest" means the geographic area within the exterior boundaries of the Property and within the following lands:

            T5S, R41E: Section 13, 14, E1/2 of 15, 22-27, 35, 36, & E1/2
            of 34; T5S,  R42E:  Sections W1/2 of 14, 15-22,  W1/2 of 23,
            W1/2 of 26, 31-34 &  W1/2 of 35;  T6S,  R42E:  Sections N1/2
            of 5, & N1/2 of 4

     1.2 "Closing Date" means the date on which FAS's purchase of the Property is closed in accordance with Section 5.

     1.3 "Effective Date" means April 15, 2011, or the date on which the parties execute this Agreement, whichever first occurs.

     1.4 "FAS" means First American Silver Corp., a Nevada corporation, and its successors and assigns.

     1.5  "Governmental   Regulations"  means  all  directives,   laws,  orders,
ordinances, regulations and statutes of any federal, state or local agency, court or office.

     1.6 "Interest Rate" means LIBOR plus two percent (2%) per annum.

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     1.7 "Lease  Year"  means each one (1) year  period  beginning  on April 15,
2011, and on the like date of each succeeding year.

     1.8 "Minerals" means all minerals and mineral materials, including gold, silver, platinum and platinum group metals, base metals (including antimony, chromium, cobalt, copper, lead, manganese, mercury, nickel, molybdenum, titanium, tungsten, zinc), and other metals and mineral materials which are on, in or under the Property.

     1.9 "Minimum Payments" means the cash payments payable by FAS in accordance with Section 4.1.

     1.10 "Net Smelter Returns" means the net smelter returns from the production of Minerals from the Property as calculated and determined in accordance with Exhibit 1 to the conveyance to be executed and delivered in accordance with Section 5.4.

     1.11 "Option" means the Option granted by Owner to FAS to purchase the Property.

     1.12 "Owner" means collectively Pyramid Lake LLC, a Nevada limited liability company and Anthony A. Longo, and their successors and assigns.

     1.13 "Property" means the MJR and SA unpatented mining claims situated in Esmeralda County, Nevada, which are made described in Recital A, plus any additional unpatented mining claims which are made subject to this Agreement in accordance with its terms.

     1.14 "Purchase Price" means the purchase price for the Property described in Section 5.

     1.15 "Royalty" means the production royalty payable by FAS to Owner in accordance with Section 4.2.

     2. LEASE AND GRANT OF RIGHTS. Owner leases the Property to FAS and grants FAS the rights and privileges described in this Section.

     2.1 LEASE. Owner leases the Property exclusively to FAS for the purposes of exploration for Minerals, provided, however, that FAS shall have no right to construct, develop or operate a mine on the Property without first having exercised and closed the Option.

     2.2 WATER RIGHTS. Subject to the regulations of the State of Nevada concerning the appropriation and taking of water, FAS shall have the right to appropriate and use water, to drill wells for the water on the Property and to lay and maintain all necessary water lines as may be required by FAS in its operations on the Property. If FAS acquires or files any application for appropriation or a permit, it shall cause each such application and permit to be taken jointly in the names of Owner and FAS. On termination of this Agreement, except on FAS's exercise and closing of the Option, FAS shall assign and convey to Owner all permits and water rights appurtenant to the Property which are acquired by FAS during the term of this Agreement. If FAS exercises and closes

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the Option,  Owner shall  assign and convey to FAS all permits and water  rights appurtenant to the Property.

     3. TERM. The initial term of this Agreement shall commence on the Effective Date and shall expire on April 15, 2031, unless this Agreement is sooner terminated, canceled or extended. Before expiration of the initial term or any extension term FAS shall have the right to extend this Agreement for additional one (1) year terms, provided that FAS has fully performed all of its obligations under this Agreement and is conducting exploration or pre-development activities on the Property on the expiration of the term immediately preceding the extension term. FAS shall deliver written notice to Owner of FAS's intent to extend this Agreement.

4. PAYMENTS.

     4.1 MINIMUM PAYMENTS.

     4.1.1 On the dates described below, FAS shall pay to Owner the sums described below (the "Minimum Payments"):

                       Date                          Payment Amount
                       ----                          --------------
             Execution date of this Agreement         $ 15,000.00
             April 15, 2012                           $ 40,000.00
             April 15, 2013                           $ 50,000.00
             April 15, 2014                           $ 60,000.00
             April 15, 2015                           $ 70,000.00
             April 15, 2016                           $ 80,000.00
             April 15, 2017                           $ 90,000.00
             April 15, 2018                           $100,000.00
             and the like day of each subsequent year

Beginning on April 15, 2019, the amount of the Minimum Payments shall be increased (and never decreased) for inflation. The base price index for computing the annual increase shall be the Consumer's Price Index, all items, published by the United States Department of Labor, Bureau of Labor Statistics (the "Index") for the month of March 2019 (the "Beginning Index"). The month of June preceding the Minimum Payment due date shall be the adjustment date (the "Adjustment Date"). If the Index published immediately preceding the adjustment date (the "Extension Index") is increased above the Beginning Index, then the Minimum Payment for the Lease Year shall be the product reached by multiplying the Minimum Payment by a fraction, the numerator of which is the Extension Index and the denominator of which is the Beginning Index. If the Index is changed, the Index shall be converted in accordance with the applicable conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is discontinued or revised during the term of this Agreement, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained as if the Index had not been discontinued or revised.

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     Owner  acknowledges  that FAS has paid to Owner the sum of Fifteen Thousand
Dollars ($15,000.00) which shall constitute a Minimum Payment.

     The cash Minimum Payments shall be credited cumulatively against FAS's Royalty payment obligations, but shall not be credited against the Purchase Price.

     4.1.2 SHARES. On the parties' execution of this Agreement, FAS shall issue and deliver to Owner One Hundred Thousand (100,000) shares of the common stock of FAS (the "Shares").

     The Shares shall be subject to the requirements of all applicable United States and state laws and regulations and the rules of each exchange or trading association on which the Shares are listed for trading or are traded. Owner also acknowledges that the Shares will be "restricted securities," as defined in Rule 144 under the United States Securities Act of 1933, as amended (the "1933 Act"), and may only be transferred pursuant to an effective registration statement under the 1933 Act or pursuant to a transaction that is exempt from the registration requirements of the 1933 Act. Owner acknowledges that, in addition to the legends required under United States securities laws, the Shares will bear legends to that effect. Owner understands and acknowledges that FAS is not obligated to file and has no present intention of filing with the United States Securities and Exchange Commission or with any state securities administrator any registration statement in respect of resale of the Shares in the United States. FAS covenants, however, that it will timely file all reports required to be filed by it under United States securities laws.

     Owner represents and warrants to FAS that it is an "accredited investor", as such term is defined in Rule 501(a) of Regulation D under the 1933 Act, and acknowledges that FAS will be relying on this representation and warranty in issuing and delivering the Shares to Owner.

     4.2 PRODUCTION ROYALTY. FAS shall pay to Owner a production royalty based on the Net Smelter Returns from the production or sale of Minerals from the Property, including any additions to the Property resulting from the parties' location of unpatented mining claims in the Area of Interest. The Royalty percentage rate shall be three percent (3%) of the Net Smelter Returns

     4.3 METHOD OF PAYMENT. One-half (1/2) of each Minimum Payment and Share payment shall be paid to each of Pyramid Lake LLC and Anthony A. Longo. Except for the delivery of the Shares and as otherwise provided in this Agreement, all payments by FAS to Owner shall be paid by wire transfer to an account designated by Owner.

     4.4 LATE CHARGE AND INTEREST. If FAS does not timely pay any Minimum Payment or any other amount payable by FAS under this Agreement within ten business (10) days after the date on which such payment is due, FAS shall pay to Owner a late charge equal to ten percent (10%) of such overdue amount. If any Minimum Payment or other amount payable by FAS remains delinquent for a period in excess of thirty (30) days, FAS shall pay to Owner, in addition to the late charge, interest from and after the due date at the Interest Rate.

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     4.5 CURRENCY.  All sums referred to in this  Agreement are in United States currency.

5. OPTION. Owner grants to FAS the exclusive right to purchase the Property, subject to the Royalty reserved by Owner and subject to FAS's obligations under the conveyance executed and delivered by Owner on the closing of the Option. FAS may exercise the Option only after FAS commits to commence development of a mine or mining on the Property and completes a positive feasibility study for development or mining on the Property. The Purchase Price for the Property shall be Two Million Dollars ($2,000,000.00).

     5.1 NOTICE OF ELECTION. If FAS elects to exercise the Option, FAS shall deliver written notice to Owner. On Owner's receipt of FAS's notice of exercise of the Option, the parties shall make diligent efforts to close the conveyance of the Property, as applicable, within thirty (30) days after Owner's delivery of the notice.

     5.2 REAL PROPERTY TRANSFER TAXES. FAS shall pay the real property transfer taxes, if any, the costs of escrow and all recording costs incurred in closing of the Option. The parties acknowledge that there are presently no real property transfer taxes assessed on the transfer of title to unpatented mining claims, including the unpatented mining claims which constitute the Property.

     5.3 PAYMENT ON CLOSING. On closing of the Option, FAS shall pay the Purchase Price to Owner in cash or by wire transfer in accordance with Section 4.3

     5.4 CONVEYANCE ON CLOSING. If FAS exercises and closes the Option, Owner shall execute and deliver to FAS a conveyance of the Property which contains the reservation of the Royalty and obligates FAS to make the Minimum Payments and the Royalty. The conveyance shall be in the form of Exhibit 5.4 attached to and by this reference incorporated in this Agreement. On the closing of the Option, the parties shall complete the conveyance by inserting the description of all of the unpatented mining claims which comprise the Property on closing of the Option. The execution, delivery and recording of the conveyance shall not constitute a merger of FAS's obligations under this Agreement which shall survive the closing of the Option. Owner and FAS shall execute and deliver such other written assurances and instruments as are reasonably necessary for the purpose of closing the purchase of the Property.

     5.5 EFFECT OF CLOSING. On closing of the Option, FAS shall own the Property, subject to the Royalty reserved by Owner and FAS's obligations stated in the conveyance of the Property.

6. COMPLIANCE WITH THE LAW. FAS shall, at FAS's sole cost, promptly comply with all Governmental Regulations relating to the condition, use or occupancy of the Property by FAS, including but not limited to all exploration and development work performed by FAS during the term of this Agreement. FAS shall, at its sole cost, promptly comply with all applicable Governmental Regulations regarding reclamation of the Property and FAS shall defend, indemnify and hold harmless Owner from any and all actions, assessments, claims, costs, fines, liability and

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penalties  arising  from or  relating  to  FAS's  failure  to  comply  with  any applicable Governmental Regulations. Owner agrees to cooperate with FAS in FAS's application for governmental licenses, permits and approvals, the costs of which shall be borne by FAS.

7. FAS'S WORK PRACTICES AND REPORTING.

     7.1 WORK PRACTICES. FAS shall work the Property in a miner-like fashion.

     7.2 INSPECTION OF DATA. During the term of this Agreement, Owner shall have the right to examine and make copies of all data, including interpretative data, regarding the Property in FAS's possession during reasonable business hours and upon prior notice, provided, however, that the rights of Owner to examine such data shall be exercised in a manner that does not interfere with the operations of FAS.

     7.3 REPORTS. On or before February 1 following each calendar year during which this Agreement is effective, FAS shall deliver to Owner a comprehensive report, which includes all factual data in digital and hard copy format, of all of FAS's activities conducted on the Property for the previous calendar year. Within thirty (30) days following the end of each calendar quarter during the term of this Lease, FAS shall deliver to Owner a summary report of FAS's operations, including exploration and development activities, on or relating to the Property during the preceding calendar quarter.

8. SCOPE OF AGREEMENT. This Agreement shall extend to and include the unpatented mining claims described in Recital A, and all other interests, mining claims and property rights made part of and subject to this Agreement in accordance with this Section. FAS shall pay for the costs of filing and recording of the certificates of location and mining claim maps for any of the unpatented mining claims which constitute the Property for which filing and recording have not been completed. All unpatented mining claims located by Owner or FAS which are partially or wholly in the Area of Interest shall be located in Owner's name and shall be part of and subject to this Agreement. If a party locates any unpatented mining claims in the Area of Interest, the locator shall promptly notify the other party. The parties shall execute and deliver an amendment of this Agreement, in recordable form, which provides that the newly located unpatented mining claims are part of the Property and are subject to this Agreement. The amendment may be recorded by either party. If FAS acquires any fee lands, patented mining claims, unpatented mining claims or other property interests in the area of interest by agreement with a third party and subsequently FAS intends to surrender or terminate any such third party agreement, FAS shall notify Owner of FAS's intent to surrender or terminate the third party agreement. Owner shall have thirty (30) days during which to request that FAS assign and transfer the third party agreement to Owner, subject to Owner's obligation to assume the obligations of FAS under the third party agreement which accrue or arise after FAS's assignment and subject to FAS's obligation to defend, indemnify and hold harmless Owner from and against any and all claims, damages, liabilities or losses arising from or relating FAS's operations on, possession of or use of the property subject to the third party agreement before FAS's assignment of the agreement.

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9. LIENS AND NOTICES OF  NON-RESPONSIBILITY.  FAS agrees to keep the Property at all times free and clear of all liens, charges and encumbrances of any and every nature and description done made or caused by FAS, and to pay, and defend, indemnify and hold harmless Owner from and against, all indebtedness and liabilities incurred by or for FAS which may or might become a lien, charge or encumbrance; except that FAS need not discharge or release any such lien, charge or encumbrance so long as FAS disputes or contests the lien, charge or encumbrance and posts a bond sufficient to discharge lien acceptable to Owner. Subject to FAS's right to post a bond in accordance with the foregoing, if FAS does not within thirty (30) days following the imposition of any such lien, charge or encumbrance, cause the same to be released of record, Owner shall have, in addition to Owner's contractual and legal remedies, the right, but not the obligation, to cause the lien to be released by such manner as Owner deems proper, including payment of the claim giving rise to such lien, charge or encumbrance. All sums paid by Owner for and all expenses incurred by it in connection with such purpose, including court costs and attorney's fees, shall be payable by FAS to Owner on demand with interest at the Interest Rate.

10. TAXES.

     10.1 REAL PROPERTY TAXES. FAS shall pay promptly before delinquency all taxes and assessments, general, special, ordinary and extraordinary, that may be levied or assessed during the term of this Agreement upon the Property. Neither Owner nor FAS shall be responsible for the payment of any taxes which are based upon income, net proceeds, production or revenues from the Property assessed solely to the other party. The parties acknowledge that there are presently no real property taxes assessed against unpatented mining claims, including the unpatented mining claims which constitute the Property.

     10.2 PERSONAL  PROPERTY  TAXES.  Each party shall promptly when due pay all
taxes  assessed  against  such  party's  personal   property,   improvements  or
structures placed or used on the Property.

     10.3 INCOME TAXES. Owner shall not be liable for any taxes levied on or measured by income or net proceeds, or other taxes applicable to FAS, based upon payments under this Agreement or under the conveyance executed and delivered by Owner on the Closing of the Option.

     10.4 DELIVERY OF TAX NOTICES. If Owner receives tax bills or claims which are FAS's responsibility, Owner shall promptly forward them to FAS for payment.

11. INSURANCE AND INDEMNITY.

     11.1 FAS'S LIABILITY INSURANCE. FAS shall, at FAS's sole cost, keep in force during this Agreement term a policy of commercial general liability insurance covering property damage and liability for personal injury occurring on or about the Property, with limits in the amount of at least Two Million Dollars ($2,000,000) per occurrence for injuries to or death of person, One Million Dollars ($1,000,000) per occurrence for property damage, and with a contractual liability endorsement insuring FAS's performance of FAS's indemnity

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obligations  of this  Agreement.  The  amounts of coverage  required  under this
Section shall be increased by one hundred percent (100%) on the tenth (10th) anniversary of the Effective Date and by two hundred percent (200%) on the fifteenth (15th) anniversary of the Effective Date.

     11.2 FORM AND CERTIFICATES. The policy of insurance required to be carried by FAS pursuant to this Section shall be with a company approved by Owner and shall have a Best's Insurance Rating of at least A-VII. Such policy shall name Owner as an additional insured and contain a cross-liability and severability endorsement. FAS's insurance policy shall also be primary insurance without right of contribution from any policy carried by Owner. A certificate of insurance and a copy of FAS's insurance policy shall be provided to Owner before any entry by FAS or its agents or employees on the Property and shall provide that such policy is not subject to cancellation, expiration or change, except upon thirty (30) days prior written notice to Owner.

     11.3 WAIVER OF SUBROGATION. FAS and Owner each waives any and all rights of recovery against the other, and against the partners, members, officers, employees, agents and representatives of the other, for loss of or damage to the Property or injury to person to the extent such damage or injury is covered by proceeds received under any insurance policy carried by Owner or FAS and in force at the time of such loss or damage.

     11.4 WAIVER AND INDEMNIFICATION. Owner shall not be liable to FAS and FAS waives all claims against Owner for any injury to or death of any person or damage to or destruction of any personal property or equipment or theft of property occurring on or about the Property or arising from or relating to FAS's business conducted on the Property. FAS shall defend, indemnify and hold harmless Owner and its members, officers, directors, agents and employees from and against any and all claims, judgments, damage, demands, losses, expenses, costs or liability arising in connection with injury to person or property from any activity, work, or things done, permitted or suffered by FAS or FAS's agents, partners, servants, employees, invitees or contractors on or about the Property, or from any breach or default by FAS in the performance of any obligation on the part of FAS to be performed under the terms of this Agreement (all of the foregoing collectively referred to as "General Indemnity Claims").
FAS agrees to defend all General Indemnity Claims on behalf of Owner, with counsel reasonably acceptable to Owner. The obligations of FAS contained in this Section shall survive the expiration of the term or other termination of this Agreement.

12. ENVIRONMENTAL.

     12.1 DEFINITIONS. Hazardous Materials means any material, waste, chemical, mixture or byproduct which: (a) is or is subsequently defined, listed, or designated under Applicable Environmental Laws (defined below) as a pollutant, or as a contaminant, or as toxic or hazardous; or (b) is harmful to or threatens to harm public health, safety, ecology, or the environment and which is or hereafter becomes subject to regulation by any federal, state or local governmental authority or agency. Applicable Environmental Laws means any applicable federal, state, or local government law (including common law), statute, rule, regulation, ordinance, permit, license, requirement, agreement or approval, or any applicable determination, judgment, injunction, directive,

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prohibition  or order of any  governmental  authority with  jurisdiction  at any level of federal, state, or local government, relating to pollution or protection of the environment, ecology, natural resources, or public health or safety.

     12.2  FAS  HAZARDOUS  MATERIAL   ACTIVITIES.   FAS  shall  limit  any  use,
generation, storage, treatment, transportation, and handling of Hazardous Materials in connection with FAS's use of the Property (collectively "FAS Hazardous Materials Activities") to those Hazardous Materials, and to quantities of them, that are necessary to perform activities permitted under this Agreement. FAS Hazardous Materials Activities include, without limitation, all such activities on or about the Property by FAS's employees, partners, agents, invitees, contractors and their subcontractors. FAS shall not cause or permit any Hazardous Materials to be disposed or abandoned at the Property. FAS shall cause all FAS Hazardous Materials Activities to be performed in strict conformance to Applicable Environmental Laws. FAS shall promptly notify Owner of any actual or claimed violation of Applicable Environmental Laws in connection with FAS Hazardous Materials Activities, and FAS shall promptly and thoroughly cure any violation of Applicable Environmental Laws in connection with FAS Hazardous Materials Activities. If any governmental approval, consent, license or permit is required under Applicable Environmental Laws for FAS to perform any portion of its work at the Property, including without limitation any air emission permits, before commencing any such work, FAS shall be solely responsible, at FAS's expense, for obtaining and maintaining, and providing copies of, each approval, consent, license or permit. All FAS Hazardous Materials Activities shall be performed by qualified personnel who have received proper training with respect to Hazardous Materials, including compliance with applicable OSHA laws and regulations. FAS shall cause all Hazardous Materials present at the Property in connection with FAS Hazardous Materials Activities to be safely and securely stored, using double containment. FAS agrees that neither its use of the Property nor FAS Hazardous Materials Activities shall result in contamination of the environment.

     12.3 SPILLS OF HAZARDOUS MATERIALS. FAS shall promptly notify Owner and each governmental regulatory entity with jurisdiction of any spills, releases, or leaks of Hazardous Materials that occur in connection with FAS Hazardous Materials Activities or FAS's use of the Property, including but not limited to any resulting contamination of the environment (collectively "FAS Contamination"). FAS further shall promptly notify Owner of any claims of which FAS becomes aware regarding any actual or alleged FAS Contamination. FAS shall be solely responsible at its expense for promptly, diligently and thoroughly investigating, monitoring, reporting on, responding to, and cleaning up to completion any and all such FAS Contamination, in full conformance to Applicable Environmental Laws (collectively the "FAS Environmental Response Work"). All FAS Environmental Response Work shall be reported to each governmental regulatory entity with jurisdiction on an ongoing basis, and FAS shall diligently attempt to obtain written concurrence from each such regulatory entity that all FAS Environmental Response Work has been satisfactorily performed and completed. FAS at its expense shall keep Owner timely informed of FAS's progress in responding to any FAS Contamination, including but not limited to providing Owner with copies, at FAS's expense, of all reports, work plans, and communications with governmental regulatory entities.

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
     12.4 REMOVAL OF STORED HAZARDOUS MATERIALS. Before the expiration or termination of this Agreement, and notwithstanding any other provision of this Agreement, and in full conformance to Applicable Environmental Laws, FAS shall:
(a) cause to be properly removed from the Property all Hazardous Materials stored at the Property in connection with FAS's use of the Property or in connection with FAS Hazardous Materials Activities; and (b) cause to be properly dismantled, closed and removed from the Property all devices, drums, equipment and containments used for handling, storing or treating Hazardous Materials Activities. As part of the closure and removal activities described in the preceding sentence, FAS shall cause to be performed representative environmental sampling of areas of the Property where such handling, storing or treating of
Hazardous Materials occurred, to confirm that no contamination of the environment has resulted from any FAS Hazardous Materials Activities. Such sampling shall be performed by a qualified environmental consultant acceptable to Owner, and such consultant shall promptly issue a written report which describes the consultant's data, findings, and conclusions, a copy of which shall be provided to Owner at FAS's expense. If any FAS Contamination is discovered, FAS shall immediately initiate FAS Environmental Response Work as prescribed in this Agreement.

     12.5 ENVIRONMENTAL INDEMNITY. FAS shall promptly reimburse, defend, indemnify (with legal counsel acceptable to Owner, whose consent shall not unreasonably be withheld) and hold harmless Owner, its employees, assigns, successors-in-interest, agents and representatives from any and all claims, liabilities, obligations, losses, causes of action, demands, governmental proceedings or directives, fines, penalties, expenses, costs (including but not limited to reasonable attorney's fees, consultant's fees and other expert's fees and costs), and damages, which arise from or relate to: (a) FAS Hazardous Materials Activities; (b) FAS Contamination; (c) any non-compliance with Applicable Environmental Laws in connection with FAS's use of the Property; or
(d) a breach of any obligation of FAS under this Section.

     12.6 SURVIVAL. The provisions of this Section shall survive expiration or termination of this Agreement.

13. PROPERTY MAINTENANCE.

     13.1 CLAIM MAINTENANCE.

     13.1.1 ANNUAL ASSESSMENT WORK. To the extent required by law, beginning with the annual assessment work period of September 1, 2011, to September 1, 2012, and for each succeeding annual assessment work year commencing during the term of this Agreement, and not less than thirty (30) days before the applicable deadline, FAS shall perform for the benefit of the Property work of a type customarily deemed applicable as assessment work and of sufficient value to satisfy the annual assessment work requirements of all applicable federal, state and local laws, regulations and ordinances, if any, and shall prepare evidence of the same in form proper for recordation and filing, and shall timely record and/or file such evidence in the appropriate federal, state and local office as required by applicable federal, state and local laws, regulations and ordinances. FAS shall deliver to Owner proof of FAS's compliance with this Section not less than fifteen (15) days before the applicable deadline. If this

Agreement is terminated and the effective date of termination is more than forty-five (45) days before the deadline for performance of annual assessment work for the succeeding annual assessment year, FAS shall have no obligation to perform annual assessment work nor to prepare, record and/or file evidence of the same for the following annual assessment year. The parties acknowledge that there are presently no annual assessment work requirements for the unpatented mining claims which constitute the Property.

     13.1.2 FEDERAL MINING CLAIM MAINTENANCE FEES. If under applicable federal laws and regulations federal annual mining claim maintenance fees are required to be paid for the unpatented mining claims which constitute all or part of the Property, beginning with the annual assessment work period of September 1, 2011, to September 1, 2012, and not less than thirty (30) days before the applicable deadline, FAS shall timely and properly pay the federal annual mining claim maintenance fees, and shall execute and record or file, as applicable, proof of payment of the federal annual mining claim maintenance fees and of Owner's intention to hold the unpatented mining claims which constitute the Property. FAS shall pay all mining claim fees and other fees imposed under Nevada law on the recording of the notice of intent to hold the unpatented mining claims which constitute the Property or otherwise required for the maintenance of the Property. FAS shall deliver to Owner proof of FAS's compliance with this Section not less than fifteen (15) days before the applicable deadline. If this Agreement is terminated and the effective date of termination is more than forty-five (45) days before the deadline for payment of the federal annual mining claim maintenance fees for the succeeding annual assessment year, FAS shall have no obligation to pay the federal annual mining claim maintenance fees for the Property for the succeeding assessment year.

     13.2 AMENDMENT OF MINING LAWS. The parties acknowledge that legislation for the amendment or repeal of the mining laws of the United States applicable to the Property has been, and in the future may be, considered by the United States Congress. The parties desire to insure that any and all interests of the parties in the lands subject to the unpatented mining claims which comprise all or part of the Property, including any rights or interests acquired in such lands under the mining laws as amended, repealed or superseded, shall be part of the Property and shall be subject to the Agreement. If the mining laws applicable to the unpatented mining claims subject to this Agreement are amended, repealed or superseded, the conversion or termination of Owner's interest in the Property pursuant to such amendment, repeal or supersession of the mining laws shall not be considered a deficiency or defect in Owner's title in the Property, and FAS shall have no right or claim against Owner resulting from the conversion, diminution, or loss of Owner's interest in and to the Property, except as expressly provided in this Agreement.

     If pursuant to any amendment or supersession of the mining laws Owner is granted the right to convert its interest in the unpatented mining claims comprising the Property to a permit, license, lease, or other right or interest, all converted interests or rights shall be deemed to be part of the Property subject to this Agreement. Upon the grant or issuance of such converted interests or rights, the parties shall execute and deliver an addendum to this Agreement, in recordable form, by which such converted interests or rights are made subject to this Agreement.

14. RELATIONSHIP OF THE PARTIES.

     14.1 NO PARTNERSHIP. This Agreement shall not be deemed to constitute any party, in its capacity as such, the partner, agent or legal representative of any other party, or to create any joint venture, partnership, mining partnership or other partnership relationship between the parties.

     14.2 COMPETITION. Except as expressly provided in this Agreement, each party shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavors of any sort outside the Property or outside the scope of this Agreement, whether or not competitive with the endeavors contemplated under this Agreement, without consultation with or participation of the other party. In particular, without limiting the foregoing, neither party to this Agreement shall have any obligation to the other as to any opportunity to acquire any interest, property or right offered to it outside the scope of this Agreement.

15. INSPECTION. Owner or Owner's duly authorized representatives shall be permitted to enter on the Property and FAS's workings at all reasonable times for the purpose of inspection, but they shall enter on the Property at their own risk and in such a manner which does not unreasonably hinder, delay or interfere with FAS's operations.

16. TITLE. Owner represents in respect of unpatented mining claims which constitute the Property that: (a) the claims were properly located in accordance with applicable federal and state laws and regulations; (b) all assessment work requirements for the claims have been performed and all filings and recordings of proof of performance have been made properly and the federal annual mining claim maintenance and rental fees have been paid properly; (c) the claims are in good standing; (d) subject to the paramount title of the United States, Owner has good right and full power to lease and to convey the interests described in this Agreement; and (e) the claims are free and clear of all liens, claims and encumbrances created by, through or under Owner. Owner disclaims any representation or warranty concerning the existence or proof of a discovery of locatable minerals on or under the Property.

17. COVENANTS, WARRANTIES AND REPRESENTATIONS. Each of the parties covenants, warrants and represents for itself as follows:

     17.1 COMPLIANCE WITH LAWS. That it has complied with all applicable laws and regulations of any governmental body, federal, state or local, regarding the terms of and performance of its obligations under this Agreement.

     17.2 NO PENDING PROCEEDINGS. That there are no lawsuits or proceedings pending or threatened which affect its ability to perform the terms of this Agreement.

     17.3 COSTS. That it shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

17.4 BROKERS. That it has had no dealings with any agent, broker or finder in connection with this Agreement, and shall indemnify, defend and hold the other party harmless from and against any claims that may be asserted through such party that any agent's broker's or finder's fee is due in connection with this Agreement.

18. TERMINATION BY OWNER. Any failure by FAS to perform any of its covenants, liabilities, obligations or responsibilities under this Agreement shall be a default. Owner may give FAS written notice of a default. If the default is not remedied within thirty (30) days after receipt of the notice, provided the default can reasonably be cured within that time, or, if not, if FAS has not within that time commenced action to cure the same or does not after such commencement diligently prosecute such action to completion, Owner may terminate this Agreement by delivering notice to FAS of Owner's termination of this Agreement. In the case of FAS's failure to pay the Minimum Payments, Owner shall be entitled to give FAS written notice of the default, and if such default is not remedied within fifteen (15) days after the receipt of the notice, then Owner may terminate this Agreement by delivering notice to FAS of Owner's termination of this Agreement. On termination of this Agreement based on FAS's default, within ten (10) days after termination FAS shall execute and deliver to Owner a release and termination of this Agreement in form acceptable for recording.

19. TERMINATION BY FAS. FAS may at any time terminate this Agreement by giving two (2) months advance written notice to Owner. If FAS terminates this Agreement, FAS shall perform all obligations and pay all payments which accrue or become due before the termination date. On FAS's termination of this Agreement, within ten (10) days after termination FAS shall execute and deliver to Owner a release and termination of this Agreement in form acceptable for recording.

20. SURRENDER OF PROPERTY. On expiration or termination of this Agreement, FAS shall surrender the Property promptly to Owner and at FAS's sole cost shall remove from the Property all of FAS's buildings, equipment and structures. FAS shall reclaim the Property in accordance with all applicable Governmental Regulations. FAS shall diligently perform reclamation and restoration of the Property such that FAS's reclamation and restoration shall be completed before expiration of this Agreement and not later than the date required under any Governmental Regulations.

21. DATA. Within thirty (30) days following termination of this Agreement, FAS shall deliver to Owner copies of all data regarding the Property in FAS's possession at the time of termination which before termination have not been furnished to Owner and, at Owner's request, FAS shall deliver to Owner all drill core, cuttings, samples and sample splits taken from the Property. FAS shall deliver the data in digital and hard copy form. The digital data shall be in a format which is readable and useful using commercially available software which is customarily used in the mineral exploration industry in the United States. All digital and written data shall be in English.

22. CONFIDENTIALITY. The data and information, including the terms of this Agreement, coming into a party's possession by virtue of this Agreement shall be deemed confidential and shall not be disclosed to outside third parties except as may be required to publicly record or protect title to the Property or to publicly announce and disclose information under Governmental Regulations or under the rules and regulations of any stock exchange on which the stock of any party, or the parent or affiliates of any party, is listed. Each party agrees to inform the other party of the content of the announcement or disclosure in sufficient time to permit the other party to jointly or simultaneously make a similar public announcement or disclosure. If a party negotiates for a transfer of all or any portion of its interest in the Property or under this Agreement or negotiates to procure financing or loans relating to the Property, in order to facilitate any such negotiations such party shall have the right to furnish information to third parties, provided that each third party to whom the information is disclosed agrees to maintain its confidentiality in the manner provided in this Section.

23. ASSIGNMENT.

23.1 FAS'S ASSIGNMENT. Except as expressly provided in this Agreement, FAS shall not assign, convey, encumber, sublease, grant any concession, or license or otherwise transfer (each a "Transfer") all or any part of its interest in this Agreement or the Property, without, in each case, Owner's prior written consent, which shall not be withheld unreasonably. Any Transfer of this Agreement which is prohibited under this Section shall be deemed void and shall constitute a material default under the terms of this Agreement. In its consideration of FAS's request for consent to a Transfer, Owner may consider the financial, legal, operating and regulatory history and the market capitalization of the proposed transferee.

23.2 OWNER'S ASSIGNMENT. Subject to FAS's rights under this Agreement, Owner shall have the right to assign, convey, encumber, or sell all or any part of its interest in this Agreement or the Property. No change in ownership of Owner's interest in the Property shall affect FAS's obligations under this Agreement unless and until Owner delivers and FAS receives copies of the documents which demonstrate the change in ownership of Owner's interest. Until FAS receives Owner's notice and the documents required to be delivered under this Section, FAS may continue to make all payments under this Agreement as if the transfer of Owner's ownership interest had not occurred. No division of Owner's ownership as to all or any part of the Property shall enlarge FAS's obligations or diminish FAS's rights under this Agreement.

24. MEMORANDUM AGREEMENT. The parties shall execute and deliver a memorandum of this Agreement. The execution of the memorandum shall not limit, increase or in any manner affect any of the terms of this Agreement or any rights, interests or obligations of the parties.

25. NOTICES. Any notices required or authorized to be given by this Agreement shall be in writing and shall be sent either by commercial courier, facsimile, or by certified U.S. mail, postage prepaid and return receipt requested, addressed to the proper party at the address stated below or such address as the party shall have designated to the other parties in accordance with this Section. Such notice shall be effective on the date of receipt by the addressee party, except that any facsimiles received after 5:00 p.m. of the addressee's local time shall be deemed delivered the next day.

          If to Owner:      Pyramid Lake LLC
                            PO Box 6945
                            Incline Village, Nevada 89450

                            Anthony A. Longo
                            1275 Lord Street
                            Washoe Valley, Nevada 89704

          If to FAS :       First American Silver Corp.
                            1135 Terminal Way
                            Reno, Nevada 88502

26. BINDING EFFECT OF OBLIGATIONS. This Agreement shall be binding upon and inure to the benefit of the respective parties and their successors or assigns.

27. ENTIRE AGREEMENT. The parties agree that the entire agreement between them is written in this Agreement and in a memorandum of agreement of even date. There are no terms or conditions, express or implied, other than expressly stated in this Agreement. This Agreement may be amended or modified only by a written instrument signed by the parties with the same formality as this Agreement.

28. GOVERNING LAW AND FORUM SELECTION. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada. Any action or proceeding concerning the construction, or interpretation of the terms of this Agreement or any claim or dispute between the parties shall be commenced and heard in the Second Judicial District Court of the State of Nevada, in and for the County of Washoe, Reno, Nevada.

29. MULTIPLE COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement.

30. SEVERABILITY. If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or in conflict with any Governmental Regulations, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid.

31. TIME OF ESSENCE. Time is of the essence in the performance of the parties' obligations under this Agreement.

     The parties have  executed  this  Agreement  effective as of the  Effective
Date.

Pyramid Lake LLC


By /s/ Henry H. Tonking
  -------------------------------------------
  Henry H. Tonking, Manager


/s/ Anthony A. Longo
  -------------------------------------------
Anthony A. Longo


First American Silver Corp.


By /s/ Thomas J. Menning
  -------------------------------------------
   Thomas J. Menning, Chief Executive Officer

STATE OF NEVADA,    )
                    ss.
COUNTY OF WASHOE.   )

     This Mining Lease and Option to Purchase Agreement Mount Jackson Project was acknowledged before me on April 15, 2011, by Henry H. Tonking as Manager of Pyramid Lake LLC.


---------------------------------
Notary Public


STATE OF NEVADA,   )
                   ss.
COUNTY OF WASHOE.  )

     This Mining Lease and Option to Purchase Agreement Mount Jackson Project was acknowledged before me on April 15, 2011, by Anthony A. Longo.


---------------------------------
Notary Public


STATE OF NEVADA,   )
                   ss.
COUNTY OF WASHOE.  )

     This Mining Lease and Option to Purchase Agreement Mount Jackson Project was acknowledged before me on April 15, 2011, by Thomas J. Menning as Chief Executive Officer of First American Silver Corp.


---------------------------------
Notary Public